b) 11.1   Computation of per share earnings
American Electric Automobile Company, Inc.
Weighted Average Shares Outstanding
December 31, 1997

                         Number of        Months         Weighted
Description              Shares           Outstanding    Shares
Beginning Balance        2,405,000        12             2,405,000
Stock for Vehicle          100,000        11                 91,667
Stock for Cash              24,000         9                 18,000
Stock for Services           9,000         7                  5,250
Stock for Cash               1,000         7                    583
Stock for Radio Time       100,000         4                 38,333
Stock for Cash              34,900         2                  5,817
Stock for Services          20,000         2                  3,333
Stock for Services          10,000         1                    833
Stock for Cash              25,000         1                  2,033
Stock for Cash              27,100         2                  4,517
                         ---------         --             ----------
Total Shares             2,732,000         81              2,540,416

Net Loss      142,622

Net Loss Per Share     $ (142,622 / 2,540,416 = $  (0.056)